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                                                                  EXHIBIT 12
CENTRAL HUDSON GAS & ELECTRIC CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
FIXED CHARGES AND PREFERRED DIVIDENDS
                                            1998          Year Ended December 31,
                                      3 Mos   6 Mos    12 Mos   1997    1996     1995    1994
                                      Ended   Ended    Ended
                                      June 30 June 30  June 30
   Earnings:
A. Net Income                     $10,041  $29,208  $ 52,347  $ 55,086  $ 56,082 $ 52,722   $ 50,929
B.  Federal Income Tax              5,215   15,773    24,357    26,237    31,068   28,687     26,806
C.  Earnings before Income Taxes   15,256   44,981    76,704    81,323    87,150   81,409     77,735
D.  Total Fixed Charges <FN1>       6,989   13,737    27,368    27,148    27,231   30,433     32,679
E.  Total Earnings                $22,245  $58,718  $104,072  $108,471  $114,381 $111,842   $110,414
     Preferred Dividend Requirements:
F.  Allowance for Preferred Stock
     Dividends Under IRC Sec 247  $   807  $ 1,614  $  3,230   $  3,230 $  3,230 $  4,903   $  5,127
G.  Less Allowable Dividend Deduction  32       64       127        127      127      528        528
H.  Net Subject to Gross-up           775    1,550     3,103      3,103    3,103    4,375      4,599
I.  Ratio of Earnings before Income
     Taxes to Net Income (C/A)      1.519    1.540     1.465      1.476    1.554    1.544      1.526
J.  Pref. Dividend (Pre-tax) (HxI)  1,177    2,387     4,546      4,580    4,822    6,755      7,018
K.  Plus Allowable Dividend Deduction  32       64       127        127      127      528        528
L.  Preferred Dividend Factor       1,209    2,451     4,673      4,707    4,949    7,283      7,546
M.  Fixed Charges (D)               6,989   13,737    27,368     27,148   27,231   30,433     32,679
N.  Total Fixed Charges
     and Preferred Dividends      $ 8,198  $16,188  $ 32,041   $ 31,855 $ 32,180 $ 37,716   $ 40,225
O.  Ratio of Earnings to Fixed
     Charges (E/D)                   3.18     4.27      3.80       4.00     4.20     3.68       3.38
P.  Ratio of Earnings to Fixed Charges
     and Preferred Dividends (E/N)   2.71     3.63      3.25       3.41     3.55     2.97       2.74
    <FN1> Includes a portion of rent expense deemed to be representive of the interest factor.
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